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                                                                    EXHIBIT 99.1

                INTERLEUKIN GENETICS ANNOUNCES INTERIM FINANCING

Waltham, Mass. - October 24, 2002 -- Interleukin Genetics, Inc. (NASDAQ:ILGN) announced today that it has entered into an agreement for interim financing of up to $1.5 million from the same consumer products company with which the Company has an outstanding Letter of Intent per the press release on September 3, 2002. The financing is in the form of three $500,000 promissory notes to be issued and sold by the company, the first of which has already been closed. The final closing is at the option of the consumer products company. With this latest financing, the Company expects to have sufficient cash to meet its operating requirements through January 2003. Interleukin Genetics is continuing negotiations with that same consumer products company towards a definitive strategic alliance and is seeking further financing from other third parties to fund its operations through 2003 and beyond.

"This additional round of interim financing strengthens both the position of Interleukin Genetics to continue our basic science research and clinical studies and our relationship with this potential strategic partner," said Philip R. Reilly, CEO of Interleukin Genetics. Reilly adds, "On-going discussions with this company and other interested organizations reinforces our confidence in the Company's long-term outlook."

ABOUT INTERLEUKIN GENETICS

Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to develop diagnostic, therapeutic and nutraceutical products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, rheumatoid arthritis and osteoporosis and include the development of tests to assess a person's risk for heart disease and osteoporosis as well as a test to help doctors and patients choose the best course of therapy for rheumatoid arthritis. These products will improve patient care and produce better allocation of healthcare resources. In addition to its research partnerships with numerous academic centers in the U.S. and Europe, Interleukin's corporate collaborators include the leading healthcare organizations, Kaiser Permanente and UnitedHealth Group. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) including statements regarding the expectations about our future growth and operating results, our ability to develop and commercialize our products, entering into one or more strategic alliances on favorable terms with well-funded partner, the sufficiency of the proceeds from our interim financing to fund operations through January 2003, our efforts to obtain additional financing through 2003 and our ability to remain listed on the NASDAQ SmallCap Market or begin trading on the OTC Bulletin Board. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, possible delisting of our common stock from the NASDAQ SmallCap market, our ability to raise necessary capital, complete clinical research and data analysis, meet expectations about operating through January 2003 with the proceeds from the interim financing, meet clinical studies' endpoints, complete one or more strategic alliances, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-Q for the quarter ended June 30, 2002, as filed on August 19, 2002, and in other filings we have made with Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

For Interleukin Genetics:

Sharon Leibowitz
Interleukin Genetics, Inc.
(781) 398-0700


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